Exhibit 3.604

1919679

INDORSED — FILED
In the office of the Secretary of State
of the State of California

DEC 30 1994

TONY MILLER. Acting Secretary of State
ARTICLES OF INCORPORATION
OF
LATHROP SUNRISE SANITATION CORPORATION
ARTICLE I
     The name of the Corporation is Lathrop Sunrise Sanitation Corporation.
ARTICLE II
     The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.
ARTICLE III
     The name and address in the State of California of the Corporation’s initial agent for service of process are:
Gregory J. Basso
1145 Charter Way
Stockton, California 95206
ARTICLE IV
     The total number of shares which the Corporation is authorized to issue is one million (1,000,000), all of the same class, designated “Common Stock.”

ARTICLE V
     The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.
     The Corporation is authorized to provide indemnification of agents (as defined in Section 317 of the California Corporations Code) through bylaw provisions, agreements with agents, vote of shareholders or disinterested directors or otherwise, to the fullest extent permissible under California law.
     Any amendment, repeal or modification of any provision of this Article V shall not adversely affect any right or protection of an agent of the Corporation existing at the time of such amendment, repeal or modification.
     IN WITNESS WHEREOF, the undersigned incorporator has executed these Articles of Incorporation on December 29, 1994.

/s/ Lynn Rooke
Lynn Rooke, Incorporator

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